Exhibit 99.1

MALACHITE INNOVATIONS ANNOUNCES TWO GRANTED

U.S. PATENTS AND NEW PCT PATENT FILING

CLEVELAND, OHIO – (December 28, 2021) – MALACHITE INNOVATIONS, INC. (OTC Mkts: MLCT) announces that its wholly-owned drug development subsidiary, Graphium Biosciences, Inc., has been granted two patents by the U.S. Patent and Trademark Office (USPTO) for its cannabinoid glycoside prodrug, and has filed a new patent under the Patent Cooperation Treaty (PCT) for its novel manufacturing process used to produce its proprietary cannabinoid glycosides. The Company's new patent application was filed with the USPTO and preserves our right to seek patent protection in 153 foreign nations that are signatories of the PCT.

Granted: Cannabinoid Glycoside Prodrugs and Methods of Synthesis

Graphium Biosciences has been granted a patent by the USPTO for its “Cannabinoid Glycoside Prodrugs and Methods of Synthesis” that involves its invention of cannabinoid glycosides and methods of targeted delivery for the treatment of gastrointestinal disorders, including inflammatory bowel disease (IBD) and irritable bowel syndrome (IBS). Based on our PCT application filed in 2016, our granted patent covers the first 18 distinct cannabinoid glycosides based on cannabidiol (CBD), tetrahydrocannabinol (THC), cannabidivarin (CBDV), and cannabinol (CBN), and serves as the cornerstone of our intellectual property portfolio of cannabinoid prodrugs. Graphium Biosciences is also pursuing additional claims and patent rights through divisional applications for this patent.

IBD, which includes Crohn’s disease and ulcerative colitis, is a chronic inflammatory disease of the gastrointestinal tract characterized by periods of remissions and flares. Currently, IBD is a debilitating condition with no cure and is estimated to affect more than 3 million people in the United States. IBS is a non-inflammatory condition that affects the function and behavior of the intestines, often resulting in cramping, abdominal pain and other challenging gastrointestinal issues. IBS is a chronic condition with no cure and is estimated to affect between 25 and 45 million people in the United States.

Granted: Antimicrobial Composition Comprising Cannabinoids and Methods of Using the Same

Graphium Biosciences has been granted a patent by the USPTO for its “Antimicrobial Composition Comprising Cannabinoids and Methods of Using the Same” for the use of cannabinoids as antibiotics for the treatment of Clostridiodes difficile (C. diff). Based on our PCT application filed in 2018, our granted patent covers the use of cannabidiol (CBD) or tetrahydrocannabinol (THC) for the treatment of infections by C.diff, E. faecalis, S. pneumoniae, and others. Graphium Biosciences is also pursuing additional claims and patent rights through division applications for this patent.

C. diff is responsible for almost 500,000 illnesses and nearly 30,000 deaths each year in the United States. C. diff is also a known cause of colitis, so this antimicrobial patent complements our cannabinoid glycoside patents. The granted patent also covers the use of cannabinoids as antimicrobials against Vancomycin-resistant enterobacteriaceae (VRE), an infection responsible for more than 55,000 hospital-related infections and over 5,000 deaths per year in the United States. The granted patent also covers the use of cannabinoids as antimicrobials against S. pneumoniae, the leading cause of bacterial pneumoniae and meningitis in the United States.

New Filing: Continuous Enzymatic Perfusion Reactor System

Graphium Biosciences filed a new patent entitled “Continuous Enzymatic Perfusion Reactor System” under the PCT covering its novel reactor and manufacturing process that results in a significant improvement of our glycoside production, a key manufacturing step in our cannabinoid glycoside manufacturing process.

Dr. Brandon Zipp, Chief Science Officer, stated “Our cannabinoid glycoside patent filed in 2016 is the earliest patent describing any novel cannabinoid glycosides, and therefore, the USPTO’s recent granting of our novel and innovative patent serves as a key milestone in our drug development program. The granting of this patent solidifies our position as pioneers in the field of unlocking the therapeutic benefits of cannabinoids without psychoactive side effects.” Dr. Zipp continued, “Receiving patent grants for our core cannabinoid glycosides and for cannabinoids as antimicrobials addressing the challenging infections C. diff and VRE is a great addition to our growing intellectual property portfolio and further validates our innovation-driven R&D program.”

About Malachite Innovations, Inc.

Headquartered in Cleveland, Ohio, Malachite Innovations, Inc. is an innovative socially-conscious company dedicated to improving the health and wellness of people and our planet. Malachite deploys this dual, interconnected strategy through two wholly-owned operating subsidiaries. Graphium Biosciences, our operating subsidiary dedicated to improving the health and wellness of people, seeks to advance our broad portfolio of over 100 novel cannabinoid-glycoside compounds created using our proprietary enzymatic bioprocessing technologies to develop safe and effective novel treatments for chronic and debilitating conditions, with an initial focus on inflammatory bowel disease. Daedalus Ecosciences, our operating unit dedicated to improving the health and wellness of our planet, seeks to identify, invest in and reposition challenging environmental situations with a particular focus on technological innovations and eco-friendly solutions deployed in economically challenged communities.

Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in Section 27(a) of the Securities Act of 1933, as amended and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors that could cause actual outcomes and results to be materially different from those indicated in such statements. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies, timing of clinical trials and product development, business strategy and new lines of business. These forward-looking statements are made as of the date of this press release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Malachite Innovations, Inc.

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